Exhibit 14.1

BIOHITECH GLOBAL, INC.

Code of Business Conduct and Ethics

Introduction

This Code of Business Conduct and Ethics sets out basic principles which directors, officers, employees, agents and representatives (including consultants) of BioHiTech Global, Inc., its subsidiaries and affiliates (collectively, the “Company”) are expected to abide by. Persons subject to this policy must conduct themselves accordingly and avoid even the appearance of improper conduct.

This Code does not cover every issue that may arise. If you have any questions about the proper course of conduct in any situation, you should seek assistance from your manager, the Company’s legal counsel or other Company resources. Section 16 of this Code prescribes certain guidelines to follow if you are in a situation which you believe may violate or lead to a violation of this Code or applicable law. Waivers of this Code for executive officers and directors may only be made pursuant to the procedures described in Section 12 of this Code.

This Code does not supercede applicable law. If any law conflicts with a policy of this Code, you must comply with the law.

Violators of this Code are subject to disciplinary action, up to and including termination of employment. Violations of this Code may also mean that you are breaking the law, subjecting you (and possibly the Company) to criminal or civil sanctions or penalties.

1.       Compliance with Laws, Rules and Regulations

General. You must respect and obey the laws and regulations of the jurisdictions in which the Company operates. You are responsible to sufficiently educate yourself regarding the details of any laws applicable to you so that you have a basic understanding of the laws applicable to your activities. Management personnel are expected to educate and oversee their subordinates’ compliance with applicable laws and regulations.

You should promptly raise any concern that you or others may have about possible violations of any Company policies or applicable law. You must also cooperate with any Company investigations of possible violations of any Company policies or applicable laws.

The following are some laws which are regularly applicable to the Company’s activities. The Company also periodically adopts and disseminates separate policies designed to address compliance with specific laws and regulations.

Money Laundering Prevention. The Company is committed to full compliance with all applicable anti-money laundering laws. The Company should conduct business only with reputable customers. You should understand how applicable laws that prohibit money laundering and that require reporting of cash or suspicious transactions apply to the activities you perform on behalf of the Company. You should also be alert for types of payments that are often associated with money laundering activity – for example, multiple money orders or travelers checks, large amounts of cash, checks on behalf of a customer from an unknown third party, or checks drawn on banks located in jurisdictions which do not have effective anti-money laundering laws. If you encounter a warning sign, raise your concern with Company legal counsel and be sure to resolve your concern before proceeding further with the transaction. Resolution of concerns should include management review and should be well documented.

Anti-Trust Laws. The Company is committed to compliance with all applicable competition laws, regulations, policies and treaties. The Company’s officers and management personnel must oversee and, if necessary, adopt policies and procedures addressing contacts with competitors, obtaining and handling data concerning competitors and participating in trade associations and professional societies. Do not propose or enter into any agreements or understandings – express or implied, formal or informal, written or oral – (i) with any competitor regarding any aspect of the competition between the Company and the competitor; (ii) with customers which restrict the price or other terms at which the customer may resell or lease any product or service to third parties; or (iii) with suppliers which restrict the price or other terms at which the Company may resell or lease any product or service to third parties. You should consult with Company legal counsel in connection with business arrangements that could raise competition law issues, including: (i) exclusive arrangements for the purpose or sale of products or services, (ii) bundling of goods or services, (iii) agreements that restrict a customer’s ability to use or resell a Company product or service, (iv) technology licensing agreement that restrict the freedom of the licensee or licensor, (v) selective discounting, (vi) distribution arrangement with competitors, and (vii) agreements to add a Company employee to another entity’s board of directors.

The Company may hold training sessions to promote compliance with specific laws and regulations upon request.

2.            Conflicts of Interest

You are expected to avoid conflicts of interest that materially interfere with the interests of the Company or that may make it difficult for you to objectively and effectively perform your duties to the Company. A “conflict of interest” exists when a person’s private interests or actions interferes in any way or appears to interfere with the interests of the Company. A conflict situation can arise when an employee, officer or director takes actions or has interests that may make it difficult to perform his or her Company work objectively and effectively. Conflicts of interest may also arise when and employee, officer or director, or a family member, receives improper personal benefits as a result of his or her position in the Company. Loans to, or guarantees of obligations of, employees, officers and directors and their family members by the Company may create conflicts of interest and in certain instances are prohibited by law. It is a conflict of interest for a Company employee, officer or director to work for a competitor, customer or supplier. You should avoid any direct or indirect business connection with our customers, suppliers and competitors, except as required on our behalf. Conflicts of interest are prohibited as a matter of Company policy, except as approved by the Board of Directors. Conflicts of interest may not always be obvious. If you have a question or become aware of any conflict or potential conflict you should bring it to the attention of a supervisor, manager or other appropriate personnel.

3.             Insider Trading

You are not permitted to use or share any confidential information about the Company for stock trading purposes or for any other purpose except the conduct of the Company’s business. All non-public information about the Company should be considered confidential information. It is illegal to use non-public information for personal financial benefit or to “tip” others who might make an investment decision on the basis of this information.

Employees, officers and directors must comply with insider trading and other securities laws and Company policies regarding securities transactions and handling of confidential information. The rules outlined below apply to transactions in the Company’s common stock (including stock options), preferred stock and debt instruments, if any. The rules in certain instances also apply to purchases or sales of securities of other companies and to transactions in foreign securities markets. Insider trading is both unethical and illegal and will be firmly dealt with by the Company. Additionally, individuals and the Company are subject to severe civil and criminal penalties for insider trading.

Employees, officers and directors must comply with the following rules:

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•	You may not trade Company securities while you possess material nonpublic information about the Company’s operations, activities, plans or financial results. However, in limited circumstances from time to time, certain employees may trade Company securities pursuant to a prearranged contract, instruction or plan that complies with federal and state law, provided such contract, instruction or plan, or amendment thereof, is approved by the Executive Chairman of the Board of Directors or the Chairman’s designee in consultation with legal counsel.

•	Information is material when it could affect someone’s decision to buy, hold or sell a Company’s securities. Material information includes a Company’s anticipated earnings, plans to acquire or sell significant businesses, and changes in senior executives. Limit transactions to times when it can reasonably be assumed that all material information about a Company has been disclosed. Allow two business days between the time material information has been made public through news services and the time you place your buy or sell order, so the information can be absorbed by the financial markets.

•	Unless otherwise permitted by Securities and Exchange Commission rules, you may not trade securities of other companies when you possess material nonpublic information about those companies. Also, you may not trade securities of other companies when such trade is otherwise unlawful or creates a conflict of interest.

•	You may not disclose material nonpublic information about the Company or another Company to anyone (i) inside the Company, unless they need to know the information for business purposes; or (ii) outside the Company, unless you obtain prior approval from management in consultation with legal counsel. The information belongs to the Company, and you may not misappropriate it for anyone’s benefit. Giving a tip based on material nonpublic information is unethical and illegal, and is prohibited, even if you don’t profit from it.

•	You may not buy or sell put or call options on the Company’s stock, and you may not sell Company stock short. Contracts which may have short selling features to them (e.g. forward sales contracts) may only be entered into with the approval of the Executive Chairman of the Board of Directors or the Chairman’s designee.

•	Whenever buying or selling Company securities, you must tell the broker about your relationship with the Company to facilitate a determination of whether you have “insider” status under securities laws.

•	These rules apply to members of your family and anyone else sharing your home. Therefore, you must use discretion when discussing your work with friends or family members, as well as with other employees.

4.            Corporate Opportunities

Directors, officers and employees of the Company owe a duty to the Company to advance its legitimate interests when the opportunity arises. You are prohibited from taking for yourself personally opportunities that are discovered through the use of Company property, information or position without the consent of the Board of Directors. You may not, directly or indirectly, compete with the Company.

5.            Competition and Fair Dealing

The Company seeks to outperform its competition fairly and honestly. You should endeavor to respect the rights of and deal fairly with the Company’s customers, suppliers, competitors and employees. Stealing proprietary information, possessing trade secret information that was obtained without the owner’s consent or inducing such disclosures by past or present employees of other companies is prohibited. You may not use corporate property, information or position for improper personal gain.

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6.            Discrimination and Harassment

The Company values the diversity of its employees and is committed to providing equal opportunity in all aspects of employment. Illegal harassment or discrimination, including, but not limited to, derogatory comments based on race or ethnicity and unwelcome sexual advances, of any kind will not be tolerated.

7.            Health and Safety

It is the Company’s policy to provide each employee with a safe and healthy work environment. You are responsible for contributing to our efforts to maintain a safe and healthy workplace by following safety and health rules and practices and reporting accidents, injuries and unsafe equipment, practices or conditions. You should report to work in condition to perform your duties, free from the influence of illegal drugs or alcohol. Violence and threatening behavior are not permitted.

8.            Record-Keeping

The Company requires honest and accurate recording and reporting of information at all levels in order to make responsible business decisions (including, for example, reporting the number of hours worked). Business expenses must be documented and recorded accurately. If you are uncertain whether a certain expense is legitimate, ask your supervisor or a member of our accounting office.

The Company’s books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect the Company’s transactions and must conform both to applicable legal requirements and to the Company’s system of internal controls. Unrecorded or “off the books” funds or assets should not be maintained unless permitted by applicable law or regulation and approved by the Board of Directors, the Audit Committee or the Company’s internal auditor.

All records and communications can become public. You should avoid exaggeration, derogatory remarks, guesswork, or inappropriate characterizations of people and companies that can be misunderstood. This policy applies equally to e-mail, internal memos, and formal reports. Records should be retained or destroyed according to the Company’s record retention policy. In the event of litigation or governmental investigation, records may not be destroyed without the approval of the Company’s legal counsel or legal department.

9.            Confidentiality

You must maintain the confidentiality of confidential information entrusted to you by the Company or its customers, except where disclosure is required by law or regulation. Confidential information includes all non-public information that might be of use to competitors, or harmful to the Company or its customers, if disclosed, and all information that suppliers and customers have entrusted to us. This obligation continues after employment ends.

10.          Protection and Proper Use of Company Assets

You should endeavor to protect the Company’s assets and ensure their efficient use. Any suspected incident of fraud or theft should be immediately reported for investigation. Company equipment and supplies should not be used for non-Company business, though incidental personal use may be permitted. The obligation to protect the Company’s assets includes its proprietary information, including intellectual property such as trade secrets, patents, trademarks, and copyrights, as well as business, marketing and service plans, engineering and manufacturing ideas, designs, databases, records, salary information and any unpublished financial data and reports.

11.          Payments to Government Personnel

The U.S. Foreign Corrupt Practices Act prohibits giving anything of value, directly or indirectly, to officials of foreign governments or foreign political candidates in order to obtain or retain business. In addition, the U.S. government has a number of laws and regulation regarding gratuities which may be accepted by U.S. government personnel. State, local and foreign governments may have similar rules. The promise, offer or delivery to any government official or employee, or any political candidate, of a gift, favor or other gratuity in violation of these rules is a violation of Company policy and a criminal offense.

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12.          Waivers of the Code of Business Conduct and Ethics

Waivers of this Code for executive officers or directors may be made only by the Board or a Board committee and will be promptly disclosed as required by law or regulation.

13.          Reporting any Illegal or Unethical Behavior

It is the policy of the Company not to allow retaliation for reports of violations of law or misconduct by others made in good faith by employees. You are encouraged to talk to supervisors, managers or other appropriate personnel about observed illegal or unethical behavior or if you are in doubt about the best course of action in a particular situation. You are expected to cooperate in internal investigations of misconduct.

Employees must read the Company’s Complaint Procedures for Accounting and Auditing Matters which describes the Company’s procedures for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters. Employees may submit good faith concerns regarding questionable accounting or auditing matters without fear of dismissal or retaliation of any kind. Any employee who attempts to or encourages others to retaliate against an individual who has reported a violation will be subject to disciplinary action.

14.          Interacting With Media/Outside Communications

Communications made on behalf of the Company must be approved by senior management, and personal views must be kept separate from Company views. Employees and officers may not speak publicly for the Company without the specific approval of senior management. All media inquiries regarding the Company must be referred to senior management. You may not use Company stationery or titles in communications involving non-Company business. An exception is allowed for occasional use of stationery for routine correspondence in connection with appropriate outside civic, public service or charitable activities when approved by an officer of the Company.

15.          Improper Influence on Conduct of Auditors

You are prohibited from dealing directly or indirectly or taking any action to coerce, manipulate, mislead or fraudulently influence the Company’s independent auditors for the purpose of rendering the financial statements of the Company materially misleading. Prohibited actions include but are not limited to those actions taken to coerce, manipulate, mislead or fraudulently influence an auditor:

•	To issue or reissue a report on the Company’s financial statements that is not warranted in the circumstances (due to material violations of generally accepted accounting principles, generally accepted auditing standards or other professional or regulatory standards).

•	Not to perform audit, review or other procedures required by generally accepted auditing standards or other professional standards.

•	To withdraw an issued report.

•	Not to communicate matters to the Company’s Audit Committee.

16.          Compliance Procedures.

It is the Company’s policy to ensure prompt action against violations of this Code. Recognizing that we cannot anticipate every potential situation that may arise and that it may at times be difficult to know if certain actions violate this Code, it is important that we have a way to approach new questions or problems. You should keep the following steps in mind:

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•	Make sure you have all the facts. We must be as fully informed as possible in order to reach the right solutions.

•	Ask yourself if what you are being asked to do seems unethical or improper. Use your judgment and common sense. If something seems unethical or improper, it probably is.

•	Clarify your responsibility and role. In most situations, you will share responsibility with others. Are your colleagues informed? It may help to get others involved and discuss the problem.

•	Discuss the problem with your supervisor or an officer of the Company. In many cases, your supervisor will be more knowledgeable about the question, and will appreciate being brought into the decision making process. It is your supervisor’s responsibility to help solve the problem. Supervisors should seek advice from the Company’s counsel or from other sources if appropriate.

•	Seek help from Company resources. In rare instances it may not be appropriate to discuss an issue with your supervisor or you may feel uncomfortable approaching your supervisor. In such instances discuss the situation with an officer of the Company, your human resources department or the Company’s counsel.

•	You may report ethical violations in confidence without fear of retaliation. If your situation requires that your identity be kept secret, your anonymity will be protected. The Company does not permit retaliation of any kind against employees for good faith reports of ethical violations.

•	Always ask first, act later. If you are unsure of what to do in any situation, seek guidance before you act.

17.          Leadership Responsibilities

The obligations of officers and supervisory personnel go beyond those required of all employees and other persons subject to this Code. Officers and supervisors are expected to:

•	Lead by example by setting the proper tone at the top.
•	Personally lead compliance efforts through meetings, reports and regular monitoring of compliance matters and programs, as appropriate.
•	Ensuring that employees understand that business results are never more important than compliance.
•	Encouraging employees to raise their integrity questions and concerns.
•	Considering employee compliance with Company policies when evaluating employees.
•	Identifying compliance risks associated with the Company’s operations.
•	Ensuring that employees, subsidiaries, affiliates and, where appropriate, third parties understand the requirements of the Company’s policies and applicable law.
•	Implementing procedures to identify heightened compliance risks and/or violations.
•	Ensuring that employees are able to raise concerns without fear of retaliation.
•	Conducting periodic compliance review with the assistance of independent Company staff or the Company’s internal audit staff, if available.
•	Taking prompt actions in response to any identified weaknesses or violations.

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Code of Conduct Acknowledgment

I acknowledge that I have received the Code of Business Conduct and Ethics of BioHiTech Global, Inc.

I understand that I am required to comply with the policies described in the Code.

I will promptly raise any concerns I may have about possible violations of the Code to a Company manager, the Company’s legal counsel, the Company’s internal or external auditor, or a member of the Company’s audit committee.

I understand that my agreement to comply with the Code does not constitute a contract of employment.

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